Exhibit 99.1

Angeion Corporation
350 Oak Grove Parkway
St. Paul, MN 55127 USA
Telephone: (651) 484-4874
Facsimile: (651) 484-4826

FOR IMMEDIATE RELEASE

Angeion Corporation Reports Third Quarter Results

Highlights

•      Revenue increased sequentially over fiscal second quarter

•      Gross margins strong for the quarter at 51.6% vs. 49.9% in the prior year

•      Positive net income in the quarter

•      International hospital shipments grew from prior year

•      High-margin service revenue up sequentially and year-over-year

ST. PAUL, Minn. - (August 27, 2008) — Angeion Corporation (NASDAQ: ANGN) today reported results for its fiscal 2008 third quarter ended July 31, 2008.

For the 2008 third quarter, Angeion announced net income of $259,000, or $0.06 per diluted share, on revenues of $7.6 million. This compares to 2007 third quarter net income of $4,000, or $0.00 per diluted share, on revenues of $8.9 million.  Angeion’s 2008 third quarter revenues were $1.3 million lower than the prior year due to the previously announced conclusion of a customer’s nonrecurring clinical trial program, as well as a general year-over-year softening of orders in the Company’s domestic capital equipment business.

Angeion saw year-over-year growth in international medical product shipments which increased by $220,000 or 17.8 percent in the third quarter.  From a net income perspective, the Company posted a strong increase from the prior year due to improved gross margin and a meaningful reduction in operating expenses which fell to $3.7 million in the third quarter of 2008 from $4.5 million in the year-earlier quarter.

“We were pleased with the almost two-point gain in gross margin and the rise in net income,” said Rodney A. Young, Angeion’s president and chief executive officer. “As with many other companies, the economy has affected revenue levels, yet our strategy is correct and we are focused on continuing to deliver improvement—and as a company, we’re headed in the right direction due in part to increased international hospital sales, acceptance of our recently launched Platinum Elite Body Plethysmograph, and our on-going emphasis on selling activities.”

According to Young, a key focus for Angeion continues to be chronic obstructive pulmonary disease (COPD) and asthma management. According to the COPD Foundation, an individual dies of COPD every 4 minutes in the United States. Currently, COPD is the fourth leading cause of death, and is expected to be the third leading cause by 2020.

(more)

On a sequential basis, fiscal 2008 third quarter revenues increased by $281,000 or 3.8 percent from fiscal 2008 second quarter revenues of $7.3 million, and net income improved by $0.6 million. The sequential third quarter net income gain related to higher revenue, reduced operating expenses resulting from cost-reduction initiatives and the absence of prior-quarter severance-related charges ($172,000 in the 2008 second quarter).

For the nine months ended July 31, 2008, Angeion reported a net loss of $0.8 million, or $0.19 per diluted share, on revenues of $22.4 million.  This compares to net income of $0.9 million, or $0.22 per diluted share, on revenues of $29.4 million for the 2007 nine month period.  Year-over-year 2008 nine month revenues were adversely affected by $4.8 million due to the conclusion of the clinical trial program previously noted. In its 2007 fourth quarter release, Angeion indicated that it expected revenues from its largest clinical research customer to be at a notably reduced level in 2008 due to an unanticipated early end of this trial.

On a 2008 year-to-date basis, sales to Angeion’s large clinical research customer accounted for 4.8 percent of revenues compared to 20.0 percent in the year-earlier nine month period.  Excluding sales to this customer, revenues for the first nine months of 2008 declined by 9.4 percent from a year ago.  As previously disclosed, this decrease in revenue was due in part to the delayed launch of MedGraphics’ Platinum Elite cardiopulmonary diagnostic product which did not begin shipping until the latter part of the second quarter.

On a pro-forma basis, Angeion posted significantly improved net income results for the fiscal third quarter of 2008.  After adding back non-cash charges for depreciation, amortization, and FAS123R stock-based compensation expense, the Company generated $674,000 in pro-forma net income for the quarter.  On a sequential quarterly basis, this compares favorably to the $210,000 in pro-forma net income delivered in the 2008 second quarter.  Angeion believes this pro-forma information is helpful in an analysis of its operating results by eliminating the non-cash items noted in the table below.

A reconciliation of GAAP basis net loss to pro-forma basis net income follows:

	Third Quarter Ended July 31, 2008	Nine Months Ended July 31, 2008
GAAP basis net income/(loss)	$259,000	$(789,000)
Severance charges	0	366,000
GAAP basis net loss after severance charges	$259,000	$(423,000)
Depreciation and amortization expense	285,000	896,000
Stock-based compensation expense	130,000	347,000
Pro-forma basis net income	$674,000	$820,000

From a cash management perspective, Angeion generated $0.7 million in positive operating cash flow in the first nine months of fiscal 2008, compared to negative operating cash flow of $0.3 million for the comparable period of 2007.

Cash on hand at July 31, 2008, was $7.5 million compared to $7.1 million at April 30, 2008, and $6.9 million at the end of fiscal 2007.  The Company has no debt.

Growth Initiatives

Angeion’s growth initiatives continue to gain traction.

•      The Company’s New Leaf product line has continued to expand its presence among amateur and professional sports teams including performance cycling and multisport training centers.  For example, in September, New Leaf and select New Leaf partners will perform assessments on the New York Islanders ice hockey team as part of their pre-season training camp.

•      Angeion’s research and development team has filed a patent application for new technology employing a unique method for assessing one’s metabolism and overall fitness health.

•      The Company’s clinical research group is actively pursuing a host of prospective accounts and, in the third quarter of 2008, signed a new multi-year program with a clinical research customer.

•      In the third quarter Angeion’s international business development team executed new distributor contacts, marking the Company’s entrance into seven new international markets.

•      Angeion continues to be pleased by market acceptance of its Platinum Elite cardiopulmonary diagnostic product, as well as initial progress breaking into the physician office market.

Concluded Young, “We have a broad range of initiatives in process to drive the Company forward. From our operational and infrastructure improvement efforts to new product introductions, physician education and our commercial sports fitness business, we believe we can achieve long-term success in the cardiorespiratory diagnostic systems space.”

Investor Conference Call

Angeion will hold an investment community conference call today, Wednesday, August 27, 2008, beginning at 4:00 p.m. CDT. Rodney Young, President and CEO, and William Kullback, SVP and CFO, will review third quarter performance and discuss the Company’s strategies. To join the conference call, dial #: 1-800-218-0204 (international 1-303-262-2075). A replay of the conference call will be available one hour after the call ends through 11:59 p.m. CDT on Wednesday, September 3, 2008. To access the replay, dial 1-800-405-2236 (international 1-303-590-3000) and enter passcode: 11118393#. Additional information about Angeion, including copies of this and other press releases and additional financial and statistical information about Angeion, is available at www.angeion.com.

About Angeion Corporation

Founded in 1986, Angeion Corporation acquired Medical Graphics Corporation in December 1999. Medical Graphics develops, manufactures and markets non-invasive cardiorespiratory diagnostic systems that are sold under the MedGraphics (www.medgraphics.com) and New Leaf (www.newleaffitness.com) brand and trade names. These cardiorespiratory diagnostic systems have a wide range of applications in healthcare as well as health and fitness. The Company’s products are sold internationally through distributors and in the United States through a direct sales force that targets heart and lung specialists located in hospitals, university-based medical centers, medical clinics and physicians’ offices, pharmaceutical companies, medical device manufacturers, clinical research organizations, health and fitness clubs, personal training studios, and other exercise facilities. For more information about Angeion, visit www.angeion.com.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements by their nature involve substantial risks and uncertainties. Our actual results may differ materially depending on a variety of factors including: (i) our ability to successfully operate our business including our ability to develop, improve, and update our cardiorespiratory diagnostic products and successfully sell these products under the MedGraphics and New Leaf Fitness brand names into existing and new markets, (ii) our ability to maintain our cost structure at a level that is appropriate to our near to mid-term revenue expectations and that will enable us to increase revenues and profitability as opportunities develop, (iii) our ability to achieve constant margins for our products and consistent and predictable operating expenses in light of variable revenues from our clinical research customers, (iv) our ability to effectively manufacture and ship products in required quantities to meet customer demands, (v) our ability to expand our international revenue through our distribution partners and our Milan, Italy representative branch office; (vi) our ability to successfully defend ourselves from product liability claims related to our cardiorespiratory diagnostic products and claims associated with our prior cardiac stimulation products, (vii) our ability to defend our intellectual property, (viii) our ability to develop and maintain an effective system of internal controls and procedures and disclosure controls and procedures, and (ix) our dependence on third-party vendors.

Additional information with respect to the risks and uncertainties faced by the Company may be found in, and the above discussion is qualified in its entirety by, the other risk factors that are described from time to time in the Company’s Securities and Exchange Commission reports, including the Annual Report on Form 10-K for the year ended October 31, 2007.

Contact:                 William J. Kullback, SVP & Chief Financial Officer, (651) 766-3492

— Financials Follow —

ANGEION CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(unaudited, in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2008	2007	2008	2007
Revenues
Equipment and supply sales	$6,508	$8,051	$19,545	$27,086
Service revenue	1,090	819	2,879	2,363
	7,598	8,870	22,424	29,449
Cost of revenues
Cost of equipment and supplies	3,569	4,342	10,530	14,373
Cost of service revenue	112	106	363	341
	3,681	4,448	10,893	14,714

Gross margin	3,917	4,422	11,531	14,735

Operating expenses:
Selling and marketing	1,977	2,634	6,660	7,645
General and administrative	945	937	3,312	2,984
Research and development	565	707	1,891	2,075
Amortization of intangibles	182	172	546	557
	3,669	4,450	12,409	13,261

Operating income / (loss)	248	(28)	(878)	1,474
Interest income	32	48	137	131

Income / (loss) before taxes	280	20	(741)	1,605
Provision for taxes	21	16	48	659

Net income / (loss)	$259	$4	$(789)	$946

Earnings / (loss) per share - basic
Net income per share	$0.06	$—	$(0.19)	$0.24

Earnings / (loss) per share - diluted
Net income / (loss) per share	$0.06	$—	$(0.19)	$0.22

Weighted average common shares outstanding
Basic	4,090	4,077	4,090	3,953
Diluted	4,150	4,262	4,090	4,263

ANGEION CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

July 31, 2008 and October 31, 2007

(in thousands except share and per share data)

	July 31,	October 31,
	2008	2007
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,464	$6,908
Accounts receivable, net of allowance for doubtful accounts of $140 and $85, respectively	5,513	7,950
Inventories	5,774	5,310
Prepaid expenses and other current assets	320	347
Total current assets	19,071	20,515

Property and equipment, net of accumulated depreciation of $2,971 and $2,453, respectively	1,008	1,302
Intangible assets, net	2,282	2,716
Total Assets	$22,361	$24,533

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,418	$1,859
Employee compensation	1,049	2,041
Deferred income	1,599	1,839
Warranty reserve	172	253
Other current liabilities and accrued expenses	335	369
Total current liabilities	4,573	6,361

Long-term liabilities:
Long-term deferred income	781	743
Total Liabilities	5,354	7,104

Shareholders’ equity:
Common stock, $0.10 par value, authorized 25,000,000 shares, issued and outstanding, 4,091,790 shares in 2008 and 4,088,445 shares in 2007	409	409
Additional paid-in capital	20,790	20,423
Accumulated deficit	(4,192)	(3,403)
Total shareholders’ equity	17,007	17,429
Total Liabilities and Shareholders’ Equity	$22,361	$24,533

ANGEION CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(unaudited, in thousands)

	Nine Months Ended
	July 31,
	2008	2007
Cash Flows From Operating Activities:
Net income / (loss)	$(789)	$946
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	896	821
Stock-based compensation	347	10
Increase in inventory obsolescence reserve	333	—
Increase in allowance for doubtful accounts	55	—
Deferred income taxes	—	404
Changes in operating assets and liabilities:
Accounts receivable	2,382	(1,859)
Inventories	(797)	404
Prepaid expenses and other current assets	27	(78)
Accounts payable	(441)	(332)
Employee compensation	(992)	(26)
Deferred income	(202)	(522)
Warranty reserve	(81)	(64)
Other current liabilities and accrued expenses	(34)	(33)
Net cash provided by (used in) operating activities	704	(329)

Cash Flows From Investing Activities:
Purchase of property and equipment and intangible assets	(168)	(432)
Net cash used in investing activities	(168)	(432)

Cash Flows From Financing Activities:
Proceeds from issuance of common stock under employee stock purchase plan	20	33
Proceeds from the exercise of stock options	—	1,223
Proceeds from the exercise of warrants	—	258
Tax benefit from stock options exercised	—	236
Net cash provided by financing activities	20	1,750

Net increase in cash and cash equivalents	556	989

Cash and cash equivalents at beginning of period	6,908	4,069

Cash and cash equivalents at end of period	$7,464	$5,058

###